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                                                                     EXHIBIT 3.4


                           CERTIFICATE OF AMENDMENT TO
                    RESTATED CERTIFICATE OF INCORPORATION OF
                               MOTIENT CORPORATION

                  MOTIENT CORPORATION (the "CORPORATION"), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

                  FIRST: That the Corporation was originally incorporated under the name "American Mobile Satellite Consortium, Inc." pursuant to the General Corporation Law of the Sate of Delaware on May 3, 1988;

                  SECOND: That the present name of the Corporation is Motient Corporation;

                  THIRD: That the Board of Directors duly adopted resolutions proposing to amend the Restated Certificate of Incorporation (the "CERTIFICATE") of the Corporation as set forth below, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the approval of the stockholders therefor; and

                  FOURTH: That the following amendment was duly adopted and approved in accordance with the provisions of Sections 211 and 242 of the General Corporation Law of the State of Delaware by the required vote of the stockholders of the Corporation pursuant to an a meeting of the Stockholders of the Corporation held on June 15, 2005:

         Section 4.1 of Article 4 of the Certificate is hereby amended and restated in its entirety to be and read as follows:

                  4.1 AUTHORIZED SHARES

                      The total number of shares of all classes of stock that the Corporation shall have authority to issue is Two Hundred Five Million (205,000,000), of which Two Hundred Million (200,000,000) of such shares shall be Common Stock having a par value of $.01 per share ("Common Stock"), and Five Million (5,000,000) of such shares shall be Preferred Stock having a par value of $.01 per share ("Preferred Stock"). The Corporaiton shall not issue any class of non-voting stock.

                  IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Certificate of Amendment of the Restated Certificate of Incorporation as of June 23, 2005.

                                              MOTIENT CORPORATION


                                              By: /s/ Robert Macklin
                                                  -----------------------------
                                                  Robert Macklin,
                                                  General Counsel and Secretary